Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2018 RESULTS
Revenue up 25% to $650 million
Comparable sales increase 20%, or 19% on a constant dollar basis
Diluted EPS of $0.55 for the first quarter
Vancouver, British Columbia – May 31, 2018 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the first quarter ended April 29, 2018.
The summary below provides both GAAP and adjusted non-GAAP financial measures. In connection with the restructuring of its ivivva operations, the Company recognized pre-tax costs totaling $17.7 million in the first quarter of fiscal 2017. The adjusted financial measures for the first quarter of fiscal 2017 exclude these charges and their related tax effects. The results for the first quarter of fiscal 2018 did not include any costs related to the restructuring of the ivivva operations.
For the first quarter ended April 29, 2018:

•	Net revenue was $649.7 million, an increase of 25% compared to the first quarter of fiscal 2017. On a constant dollar basis, net revenue increased 23%.

•	Total comparable sales increased 20%, or increased 19% on a constant dollar basis.

–	Comparable store sales increased 8%, or increased 6% on a constant dollar basis.

–	Direct to consumer net revenue increased 62%, or increased 60% on a constant dollar basis.

•	Gross profit was $344.7 million, an increase of 34% compared to the first quarter of fiscal 2017. Gross profit increased 31% compared to adjusted gross profit for the first quarter of fiscal 2017.

•
Gross margin was 53.1%, an increase of 370 basis points compared to the first quarter of fiscal 2017. Gross margin increased 270 basis points compared to adjusted gross margin for the first quarter of fiscal 2017.

•
Income from operations was $104.3 million, an increase of 130% compared to the first quarter of fiscal 2017. Income from operations increased 65% compared to adjusted income from operations for the first quarter of fiscal 2017.

•
Operating margin was 16.1%, an increase of 740 basis points compared to the first quarter of fiscal 2017. Operating margin increased 400 basis points compared to adjusted operating margin for the first quarter of fiscal 2017.

•
Income tax expense was $32.1 million compared to $15.1 million in the first quarter of fiscal 2017 and the effective tax rate was 29.9% compared to 32.6%. The adjusted effective tax rate in the first quarter of fiscal 2017 was 30.8%.

•	Diluted earnings per share were $0.55 compared to $0.23 in the first quarter of fiscal 2017. Adjusted diluted earnings per share for the first quarter of fiscal 2017 were $0.32.
The Company ended the first quarter of fiscal 2018 with $966.6 million in cash and cash equivalents compared to $698.3 million at the end of the first quarter of fiscal 2017. Inventories at the end of the first quarter of fiscal 2018 increased 23% to $373.4 million compared to $303.9 million at the end of the first quarter of fiscal 2017. The Company ended the quarter with 411 stores.
Glenn Murphy, Executive Chairman of the Board, commented: "We are pleased with our continued strong results for the first quarter of 2018. This successful start to the year reaffirms our strategic priorities and I would like to thank our team for their passion and commitment to connecting with guests around the world."
Stuart Haselden, Chief Operating Officer, also noted: "Our first quarter results reflect the ongoing strength of our business and our continued focus on product innovation, global growth, digital acceleration, and, most importantly, investing in our people. Our momentum remains strong and we are optimistic for 2018 and beyond."
Updated Outlook
For the second quarter of fiscal 2018, we expect net revenue to be in the range of $660 million to $665 million based on a total comparable sales increase in the high single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.46 to $0.48 for the quarter. This guidance assumes 136.3 million diluted weighted-average shares outstanding and a 30.0% tax rate. The guidance does not reflect potential future repurchases of the Company's shares or any adjustments which may be recognized in connection with the U.S tax reform.
For the full fiscal 2018, we now expect net revenue to be in the range of $3.040 billion to $3.075 billion based on a total comparable sales increase in the high single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $3.10 to $3.18 for the full year. This guidance assumes 136.3 million diluted weighted-average shares outstanding and a 30.0% tax rate. The guidance does not reflect potential future repurchases of the Company's shares or any adjustments which may be recognized in connection with the U.S tax reform. Fiscal 2018 is a 53 week year.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and the Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, May 31, 2018, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue, and the adjusted financial results are non-GAAP financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Adjusted gross profit, gross margin, income from operations, operating margin, effective tax rates, and diluted earnings per share exclude the costs recognized in connection with the restructuring of our ivivva operations and its related tax effects. We believe these adjusted financial measures are useful to investors as the adjustments do not directly relate to our ongoing business operations and therefore do not contribute to a meaningful evaluation of the trend in our operating performance. Furthermore, we do not believe the adjustments are reflective of our expectations of our future operating performance and believe these non-GAAP measures are useful to investors because of their comparability to our historical information.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.

Forward-Looking Statements:
This press release includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast guest demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet guest expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; the continued service of our senior management and our ability to identify and attract our next Chief Executive Officer; changes in tax laws or unanticipated tax liabilities; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; our ability to source our merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; increasing labor costs and other factors associated with the production of our products in South and South East Asia; the operations of many of our suppliers are subject to international and other risks; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; seasonality; fluctuations in foreign currency exchange rates; conflicting trademarks and the prevention of sale of certain products; our exposure to various types of litigation; actions of activist stockholders; anti-takeover provisions in our certificate of incorporation and bylaws; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits/Caitlin Morahan
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124

or

Brunswick Group
Ash Spiegelberg
1-214-254-3790

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended
	April 29, 2018	April 30, 2017
Net revenue	$649,706	$520,307
Costs of goods sold	304,973	263,412
Gross profit	344,733	256,895
As a percent of net revenue	53.1%	49.4%
Selling, general and administrative expenses	240,428	199,141
As a percent of net revenue	37.0%	38.3%
Asset impairments and restructuring costs	—	12,331
As a percent of net revenue	—%	2.4%
Income from operations	104,305	45,423
As a percent of net revenue	16.1%	8.7%
Other income (expense), net	2,918	907
Income before income tax expense	107,223	46,330
Income tax expense	32,070	15,084
Net income	$75,153	$31,246

Basic earnings per share	$0.55	$0.23
Diluted earnings per share	$0.55	$0.23
Basic weighted-average shares outstanding	135,502	137,037
Diluted weighted-average shares outstanding	135,931	137,192

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	April 29, 2018	January 28, 2018	April 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$966,571	$990,501	$698,289
Inventories	373,445	329,562	303,950
Prepaid and receivable income taxes	46,927	48,948	76,231
Other current assets	65,912	67,271	54,211
Total current assets	1,452,855	1,436,282	1,132,681
Property and equipment, net	472,262	473,642	398,833
Goodwill and intangible assets, net	24,361	24,679	24,248
Deferred income taxes and other non-current assets	62,227	63,880	53,572
Total assets	$2,011,705	$1,998,483	$1,609,334
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$16,255	$24,646	$8,533
Accrued inventory liabilities	19,861	13,027	20,610
Accrued compensation and related expenses	54,261	70,141	39,076
Current income taxes payable	19,445	15,700	26,951
Unredeemed gift card liability	69,510	82,668	59,398
Lease termination liabilities	5,523	6,427	—
Other current liabilities	82,486	79,989	51,405
Total current liabilities	267,341	292,598	205,973
Non-current income taxes payable	44,078	48,268	—
Deferred income tax liability	1,582	1,336	6,950
Other non-current liabilities	62,470	59,321	48,724
Stockholders' equity	1,636,234	1,596,960	1,347,687
Total liabilities and stockholders' equity	$2,011,705	$1,998,483	$1,609,334

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Quarter Ended
	April 29, 2018	April 30, 2017
Cash flows from operating activities
Net income	$75,153	$31,246
Adjustments to reconcile net income to net cash provided by operating activities	(39,316)	(11,846)
Net cash provided by operating activities	35,837	19,400
Net cash used in investing activities	(34,314)	(19,879)
Net cash provided by (used in) financing activities	1,900	(14,487)
Effect of exchange rate changes on cash	(27,353)	(21,591)
Decrease in cash and cash equivalents	(23,930)	(36,557)
Cash and cash equivalents, beginning of period	990,501	734,846
Cash and cash equivalents, end of period	$966,571	$698,289

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue show the net change for the first quarter of fiscal 2018 compared to the first quarter of fiscal 2017.

	Net Revenue	Total Comparable Sales[1,2]	Comparable Store Sales[2]	Direct to Consumer Net Revenue
Increase	25%	20%	8%	62%
Adjustments due to foreign exchange rate changes	(2)	(1)	(2)	(2)
Increase in constant dollars	23%	19%	6%	60%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 months, or open for at least 12 months after being significantly expanded.

Adjusted financial measures
The following table reconciles adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the restructuring of our ivivva operations and its related tax effects. Please refer to Note 6 to the unaudited interim consolidated financial statements included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about May 31, 2018 for further information on these adjustments.

	Quarter Ended April 29, 2018			Quarter Ended April 30, 2017
	GAAP Results	Adjustments	Adjusted Results (Non-GAAP)	GAAP Results	Restructuring of ivivva Operations Adjustments	Adjusted Results (Non-GAAP)
	(In thousands, except per share amounts)
Gross profit	$344,733	$—	$344,733	$256,895	$5,419	$262,314
Gross margin	53.1%	—%	53.1%	49.4%	1.0%	50.4%
Income from operations	104,305	—	104,305	45,423	17,750	63,173
Operating margin	16.1%	—%	16.1%	8.7%	3.4%	12.1%
Income before income tax expense	107,223	—	107,223	46,330	17,750	64,080
Income tax expense	32,070	—	32,070	15,084	4,684	19,768
Effective tax rate	29.9%	—%	29.9%	32.6%	(1.8)%	30.8%
Diluted earnings per share	$0.55	$—	$0.55	$0.23	$0.09	$0.32

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter[3]	Number of Stores Open at the End of the Quarter
2nd Quarter 2017	411	11	1	421
3rd Quarter 2017	421	17	50	388
4th Quarter 2017	388	16	—	404
1st Quarter 2018	404	7	—	411

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
2nd Quarter 2017	1,204	37	3	1,238
3rd Quarter 2017	1,238	43	89	1,192
4th Quarter 2017	1,192	70	—	1,262
1st Quarter 2018	1,262	15	—	1,277
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.
3On August 20, 2017, as part of the restructuring of its ivivva operations, the Company closed 48 of its 55 ivivva branded company-operated stores. The seven remaining ivivva branded stores remain in operation.